EXHIBIT 10(b)

AMENDED AND RESTATED

MANAGEMENT CONTINUITY AGREEMENT

THIS AMENDED AND RESTATED MANAGEMENT CONTINUITY AGREEMENT (the “Agreement”) between Darden Restaurants, Inc., a Florida corporation (the “Corporation”), and                     (the “Executive”), is hereby entered into as of             , 20        , amends and restates the original Management Continuity Agreement between the Corporation and the Executive dated as of                      (the “Original Agreement”), and is effective as of the date of the Original Agreement (the “Original Agreement Date”).

WITNESSETH:

WHEREAS, the Corporation wishes to attract and retain well-qualified executive and key personnel and to assure both itself and the Executive of continuity of management in the event of any Change of Control (as defined in Section 2) of the Corporation;

WHEREAS, the Corporation and the Executive wish to amend and restate the Original Agreement, while keeping the effective date of this Agreement the same as that of the Original Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is hereby agreed by and between the Corporation and the Executive as follows:

1. Operation of Agreement. The “Effective Date” of this Agreement shall be the date during the Contract Period (as defined in Section 3) on which a Change of Control occurs.

2. Change of Control. For the purpose of this Agreement, a “Change of Control” shall mean an event during the Contract Period required to be reported in response to Item 5.01 of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

(the “Exchange Act”); provided that, without limitation, such a “Change of Control” shall be deemed to have occurred if: (i) a person, including a “group” as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner, directly or indirectly, of 20% or more of the combined voting power of the Corporation’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Corporation; or (ii) individuals who constitute the Board of Directors of the Corporation as of the date hereof (the “Incumbent Board”) cease for any reason to constitute at least two-thirds thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board shall be, for purposes of this clause (ii), considered as though such persons were a member of the Incumbent Board.

3. Contract Period. The “Contract Period” is the period commencing on the Original Agreement Date and ending on the second anniversary of such date; provided, however, that commencing on the date one year after the Original Agreement Date, and on each annual anniversary of such date (the date one year after the Original Agreement Date, and each annual anniversary of such date, is hereinafter referred to as the “Renewal Date”), the Contract Period shall be automatically extended so as to terminate two years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Corporation shall give notice that the Contract Period shall not be so extended subject however that any failure of the Corporation to give such notice shall not limit or reduce in any manner the rights and benefits of the Executive contained in this Agreement if a Change of Control has occurred during a Contract Period and, in such event, notwithstanding that a Contract Period may have ended, the rights and benefits of the Executive shall continue in full force and effect until all obligations of the Corporation to the Executive under this Agreement have been met and satisfied.

4. Certain Definitions.

(a) Cause. The Executive’s employment may be terminated for Cause if a majority of the Board of Directors, after the Executive shall have been afforded a reasonable opportunity to appear in person before the Board of Directors and to present such evidence as the Executive deems appropriate, determines that Cause exists. For purposes of this Agreement, “Cause” means (i) an act or acts of fraud or misappropriation on the Executive’s part which result in or are intended to result in his or her personal enrichment at the expense of the Corporation and which constitute a criminal offense under State or Federal laws, (ii) conviction of a felony, or (iii) a physical or mental disability which (A) materially interferes with the capacity of the Executive in fulfilling his or her responsibilities and which will qualify the Executive for disability benefits from a Corporation-sponsored plan, or (B) meets the definition of “Disabled” in an award agreement evidencing an award granted to Executive under a Corporation stock incentive or other equity compensation plan.

(b) Good Reason. For purposes of this Agreement, “Good Reason” means:

(i) without the express written consent of the Executive (A) the assignment to the Executive of any duties inconsistent in any substantial respect with the Executive’s position, authority or responsibilities as in effect during the 90-day period immediately preceding the Effective Date of this Agreement, or (B) any other substantial adverse change in such position (including titles), authority, or responsibilities; or

(ii) any failure by the Corporation to furnish the Executive with compensation and benefits at a level equal to or exceeding those received by the Executive from the Corporation during the 90-day period preceding the Effective Date of this Agreement, including a failure by the Corporation to maintain its policy of paying retirement and supplemental savings plan benefits which would be payable under the retirement plan(s) of the Corporation but for the limits imposed by the Employee Retirement Income Security Act of 1974, as may be amended (“ERISA”), other than an insubstantial and inadvertent failure remedied by the Corporation promptly after receipt of notice thereof given by the Executive; or

(iii) the Corporation’s requiring the Executive to be based or to perform services at any office or location other than that at which the Executive is based at the Effective Date of this Agreement, except for travel reasonably required in the performance of the Executive’s responsibilities; or

(iv) any failure by the Corporation to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by Section 9(b); or

(v) any failure by the Corporation to deposit amounts which may become payable to the Executive to the Trustee as contemplated by Section 8.

For purposes of this Section 4(b), any determination of “Good Reason” made by the Executive shall be conclusive.

(c) Notice of Termination. Any termination by the Corporation for Cause or by the Executive for Good Reason or otherwise shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(b). For purposes of this Agreement, a “Notice of Termination” means a written notice which: (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated (provided, however, that any Notice of Termination given (A) by the Executive during a 30 day period commencing the first day and ending on the 31st day after one year from the Effective Date, or (B) by the Corporation more than two years after the Effective Date, need not set forth any such basis for termination) and (iii) if the Date of Termination (as defined in Section 4(d)) is other than the date of receipt of such notice, specifies such date, which shall be not more than 15 days after the giving of such notice.

(d) Date of Termination. “Date of Termination” means the date of receipt of the Notice of Termination or any later date specified therein (which date shall be not more than 15 days after giving such notice), as the case may be.

(e) Separation from Service. “Separation from Service” means any separation from service from the Corporation as determined in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder (the “Code”).

5. Obligations of the Corporation upon Termination.

(a) Good Reason and other than for Cause subject to the limitations of Section 5(b). If:

(i) within two years after the Effective Date of this Agreement, the Corporation shall terminate the Executive’s employment for any reason other than for Cause; or

(ii) within two years after the Effective Date of this Agreement, the Executive shall terminate his employment for Good Reason, then:

the Corporation shall pay to the Executive in a lump sum in cash on the first day of the seventh month following the Executive’s Separation from Service (or, if earlier, the first day of the month following the date of the Executive’s death) the aggregate of the amounts determined pursuant to the following clauses (A), (B) and (C) but reduced if required under the provisions in clause (D), as follows:

(A) if not theretofore paid, the Executive’s annual base salary through the Date of Termination at the rate in effect at the time the Notice of Termination was given, plus a bonus, determined in accordance with the provisions of the following clause (B)(ii), for that fraction of the fiscal year completed as of the date the Notice of Termination was given; and

(B) three times the sum of (i) the Executive’s annual base salary at the rate in effect at the time the Notice of Termination was given and (ii) an amount equal to the highest bonus paid to the Executive by the Corporation or its predecessor in any of the preceding three fiscal years; and

(C) during the period of three years following the Date of Termination (this period of time from the Date of Termination is hereinafter referred to as the “Unexpired Period”), the Corporation shall continue to provide all benefits which the Executive and/or his spouse is or would have been entitled to receive under all present and post-retirement medical, dental, vision, disability, executive life, group life, accidental death and other programs of the Corporation, in each case on a basis providing the Executive or his spouse with benefits at least equal to those provided by the Corporation for the Executive under such plans and programs in effect at any time during the 90-day period immediately preceding the Effective Date of this Agreement, subject that (i) if an Executive is terminated under the provisions of

Section 5(a) or Section 5(b), and at the Date of Termination the Executive would not qualify for post-retirement benefits under the plans and programs then in effect during such 90-day period for the reason that the Executive has not reached his 55th birthday, the Executive shall nevertheless be entitled to such benefits equal to the benefits such Executive would have received if the Executive was of the age of 55 at the Date of Termination; and (ii) the Executive and/or his spouse, as the case may be, shall receive supplemental periodic payments equal to retirement and savings plan benefits which would be payable under the applicable retirement plan of the Corporation but for limits imposed by ERISA, calculated as if the Executive (a) had been employed to the end of the Unexpired Period; (b) had retired at the age he would have attained at the end of the Unexpired Period; and (c) had earnings to the end of the Unexpired Period at a rate equal to the rate of Executive’s total compensation for the calendar year prior to the Effective Date of this Agreement. Notwithstanding anything in this Agreement to the contrary, to the extent benefits provided under this clause (C) provide a benefit that the Corporation determines is taxable to the Executive and is not otherwise excepted from the definition of “deferred compensation” under Code Section 409A, the

Executive shall pay to the Corporation during each of the first six months following the Executive’s Separation from Service an amount equal to the cost to the Corporation of the benefits provided during such month. Payment shall be due on or before the last day of each month during which the benefits are provided. The Corporation shall then reimburse the Executive on the first day of the seventh month following the Executive’s Separation from Service (or, if earlier, the first day of the month following the date of the Executive’s death) for all such amounts paid by the Executive to the Corporation, without interest; and

(D) In the event that the Executive would otherwise become entitled to any or all of the specified payments under clauses (A), (B) or (C) of this Section 5(a) or under Section 5(b) or to any other payments or benefits to be received by the Executive in connection with a Change of Control of the Corporation or the Executive’s termination of employment pursuant to the terms of any plan, stock option, restricted stock, performance stock units, or other benefits or arrangement or agreement with the Corporation, or any person or entity whose actions result in a Change of Control of the Corporation, or any person or entity affiliated with the Corporation which together with the payments or benefits under

Section 5(a) or Section 5(b) constitute the “Total Payments” and such Total Payments (or any part thereof) are “parachute payments” within the meaning of Code Section 280G(b)(2), then all “excess parachute payments” within the meaning of Code Section 280G(b)(1) which are subject to the excise tax, and/or any similar tax that may hereafter be imposed by the federal or any state or local government (the “Excise Tax”), shall be reduced by an amount required to eliminate by a margin of $1,000.00 any liability for the tax under Code Section 4999 or any Excise Tax. Such reduction shall first be applied to the amount determined under clause (B) and then only to payments under clauses (A) or (C) or the payments under Section 5(b), provided, however, that such reduction shall not cause (i) the payment determined under Section 5(a) to be less than the payment under Section 5(b) or (ii) the payment determined under Section 5(b) to be less than an amount equal to six months “annual base salary” and one-half of the “bonus” pursuant to Section 5(a)(B). If the reduction would cause the payment to be less than specified in the preceding clause (i) or (ii), then an additional “gross-up” amount shall be paid to the Executive for any liability for an Excise Tax resulting from meeting the minimum payment called for under clause (i) or (ii). The amounts, reductions and payments including a “gross-up” for an Excise Tax, pursuant to the preceding shall be determined by the Corporation’s independent public accountants serving prior to the Change of Control. The amount of the “gross-up” payments shall be calculated by reference to the Excise Tax imposed on the Corporation’s payments, and the increase in the Executive’s federal, state and local taxes attributable to such “gross-up” payments, net of the reduction in U.S. federal income taxes obtained from the deduction of such state and local taxes if paid in the year the “gross-up” payments are received. The “gross-up” payments shall be made by the Corporation to the Executive on the first day of the seventh month following the Executive’s Separation from Service (or, if earlier, the first day of the month following the date of the Executive’s death), but in no event later than the end of the calendar year next following the calendar year in which the Executive pays the taxes to which the “gross-up” payments pertain.

(b) By the Executive in accordance with Section 4(c)(ii)(A) or by the Corporation more than two years after the Effective Date. If the Executive in accordance with Section 4(c)(ii)(A), or the Corporation more than two years after the Effective Date for any reason other than cause, shall cause the termination of the Executive’s employment, the Executive shall be entitled to receive the benefits specified under clauses (A), (B), and (C) of Section (5)(a) except that the words

“three times” in clause (B) and “three years” in clause (C) shall be substituted by “one times” and “one year,” respectively. The Corporation shall pay such amounts in accordance with Section 5(a).

6. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive deferred compensation or other plan or program provided by the Corporation or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any employment, stock option, performance stock units or other agreements with the Corporation or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Corporation or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan or program and shall not in any manner be included in the determination of benefits calculated under clauses (A) or (B) of Section 5(a).

7. Full Settlement. The Corporation’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Corporation may have against the Executive or others or by any amounts received by Executive from others. In no event shall the Executive be obligated to seek other employment by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. Subject to the provisions of paragraph 8, the Corporation agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Corporation or others of the validity or enforceability of, or liability under any provision of this Agreement or any guarantee of performance thereof, in each case plus interest, compounded monthly, on the total unpaid amount determined to be payable under this Agreement, such interest to be calculated on the basis of the “Prime Rate” as reported in the Wall Street Journal during the period of such nonpayment plus 5%. Any payments related to reimbursements for legal fees and expenses in accordance with this Section 7 shall be made before the end of the Executive’s taxable year following the taxable year in which such fees and expenses are incurred by the Executive.

8. Trustee. The Corporation has entered into a Benefits Trust Agreement dated as of October 3, 1995 (as amended from time to time, the “Trust Agreement”) with Wells Fargo Bank, National Association, as successor to Wells Fargo Bank Minnesota, National Association, formerly known as Norwest Bank Minnesota, National Association, as trustee (the “Trustee”) to hold assets of the Corporation under certain circumstances as a reserve for the discharge of the Corporation’s obligations under this Agreement and certain plans of deferred compensation of the Corporation. In the event of a Change of Control as defined in Section 2 hereof, the Corporation shall be obligated to immediately contribute such amounts to the trust created under the Trust Agreement (the “Trust”) as may be necessary to fully fund all benefits payable under this Agreement. Executive shall have the right to demand and secure specific performance of this provision. All assets held in the Trust remain subject only to the claims of the Corporation’s general creditors whose claims against the Corporation are not satisfied because of the Corporation’s bankruptcy or insolvency (as those terms are defined in the Trust Agreement). The Executive does not have any preferred claim on, or beneficial ownership interest in, any assets of the Trust before the assets are paid to the Executive and all rights created under the Trust, as under this Agreement, are unsecured contractual claims of the Executive against the Corporation. Except in the case of a breach of fiduciary duty by the Trustee, (1) neither the Executive nor the Executive’s legal representatives, heirs or legatees shall have any claim or right of action against the Trustee for the performance of its duties under the Trust or the payment of the Corporation’s obligations under this Agreement, and (2) the Corporation shall not be liable for the payment of any legal fees or expenses incurred by the Executive or his or her legal representatives, heirs or legatees in pursuing any such action or claim against the Trustee.

In the event the funding of the Trust described in the preceding paragraph does not occur, upon written demand by the Executive given at any time after a Change of Control occurs, the Corporation shall deposit in another trust (“Alternative Trust”) with an institutional trustee designated by the Executive in such demand (“Institutional Trustee”) amounts which may become payable to the Executive pursuant to Section 5(a) or Section 5(b) with irrevocable instructions to pay amounts to the Executive when due in accordance with the terms of this Agreement, provided, however, that the Alternative Trust shall, like the Trust, remain subject only to the claims of the Corporation’s general creditors whose claims against the Corporation are not satisfied because of the Corporation’s bankruptcy or insolvency (as those terms are defined in the Trust Agreement). All charges of the Institutional Trustee shall be paid by the Corporation. The Institutional Trustee shall be entitled to rely conclusively on the Executive’s written statement as to the fact that payments are due under this Agreement and the amount of such payments. If the Institutional Trustee is not notified that payments are due under this Agreement within two years and 60 days after receipt of a deposit hereunder, all amounts deposited with the Institutional Trustee and earnings with respect thereto shall be delivered to the Corporation on demand.

9. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Corporation shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives, heirs and legatees.

(b) This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors. The Corporation shall require any successor to all or substantially all of the business and/or assets of the Corporation, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Corporation would be required to perform if no such succession had taken place.

10. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications shall be addressed as follows:

If to the Executive:

Darden Restaurants, Inc.
5900 Lake Ellenor Drive
Orlando, FL 32809

If to the Corporation:

Darden Restaurants, Inc.
5900 Lake Ellenor Drive
Orlando, Florida 32809
Attn.: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Corporation may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) This Agreement contains the entire understanding with the Executive with respect to the subject matter hereof.

(f) The employment of Executive by the Corporation may be terminated by either the Executive or the Corporation at any time and for any reason. Nothing contained in the Agreement shall affect such rights to terminate, provided, however, that nothing in this Section 10(f) shall prevent the Executive from receiving any amounts payable pursuant to Section 5(a) or Section 5(b) of this Agreement in the event of a termination described in such Section 5(a) or 5(b).

11. Any dispute as to the terms or conditions of this Agreement or any breach thereof shall be subject to binding arbitration under the rules and procedures of the American Arbitration Association (the “Association”). The arbitration shall be held in Orlando, Florida and shall be decided by three arbitrators competent in the subject of the dispute. Such proceeding shall be conducted under the rules of commercial arbitration of the Association.

12. This Agreement is intended to comply with Code Section 409A, and will be interpreted in a manner intended to comply with Code Section 409A. In no event whatsoever will the Corporation be liable for any additional tax, interest or penalties that may be imposed on the Executive under Code Section 409A or any damages for failing to comply with Code Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Code Section 409A upon or following a termination of employment unless such termination is also a Separation from Service as defined in Section 4(e) hereof and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean Separation from Service. If the Executive is deemed on the Date of Termination to be a “specified employee,” as determined in accordance with procedures adopted by the Corporation that reflect the requirements of Code Section 409A(a)(2)(B)(i) (and any applicable guidance thereunder), and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary to comply with Code Section 409A (after giving effect to all relevant exceptions including the exception for amounts qualifying as “short term deferrals”), then the Corporation shall defer the commencement of payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided) and accumulate such amounts with interest at a reasonable rate until the first day of the seventh month following the termination of employment (or, if earlier, the date of the Executive’s death) at which time the accumulated amounts with interest shall be paid; and if any other payments of money or other benefits due to Executive hereunder could result in a violation of Code Section 409A, such payments or other benefits shall be deferred if deferral will make such payments or other benefits compliant under Code Section 409A, or otherwise such payments or other benefits shall be restructured, to the extent possible, in a manner, determined by the Corporation, that does not cause such a violation. To the extent any reimbursements, “gross-up” payments, or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Code Section 409A, any such reimbursements, “gross-up” payments, or in-kind benefits shall be paid no later than the last day of the calendar year next following the calendar year in which the expense was incurred or the tax was paid, as applicable, and in a manner consistent with Treas. Reg. §§ 1.409A-3(i)(1)(iv) and (v), as applicable. Any reimbursement (other than medical reimbursements described in Treas. Reg. § 1.409A-3(i)(1)(iv)(B)) or in-kind benefits provided during a calendar year shall not affect the amount of reimbursement or in-kind benefits in any other calendar year.

IN WITNESS WHEREOF, the Executive has hereunto set his or her hand and, pursuant to the authorization from its Board of Directors, the Corporation has caused these presents to be executed in its name on its behalf, and its corporate seal to be hereunder affixed and attested by its secretary or assistant secretary, all as of the day and year first above written.

DARDEN RESTAURANTS, INC.

By
Executive	Its

ATTEST:

Secretary